UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      June 30, 2006
InfraSource Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32164	03-0523754

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Sixth Street, Suite 300 Media, Pennsylvania	19063

(Address of principal executive offices)	(Zip Code)
(610) 480-8000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 30, 2006, InfraSource Incorporated (the “Borrower”), a wholly owned subsidiary of InfraSource Services, Inc. (the “Company”), and the Company, as guarantor, entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, Lasalle Bank National Association and National City Bank as Co-Documentation Agents, and other lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a secured revolving credit facility of up to $225 million in aggregate commitments. The commitments under the Credit Agreement may be used for revolving credit borrowings, swing loans, not to exceed $10 million, and the issuance of standby letters of credit, not to exceed $100 million. The Credit Agreement replaces the Company’s previous secured credit facility, which provided an $85 million revolving credit commitment and $84 million in term loan commitments.
     The Company’s borrowing availability under the new Credit Agreement is currently $116 million, compared to $51 million under its previous credit facility. The Borrower will have the right to seek additional commitments to increase the aggregate commitments up to $350 million.
     Under the Credit Agreement, committed loans bear interest at either the Eurodollar Rate (British Bankers Association LIBOR Rate), or a Base Rate (equal to the higher of the Federal Funds Rate plus 1/2 of 1% or the Bank of America prime rate) plus, in each case, an applicable margin of 1-2% for Eurodollar borrowings and 0-1% for prime based borrowings, based on the Company’s consolidated leverage ratio, which represents the ratio of Consolidated Funded Indebtedness to Consolidated Adjusted EBITDA, as defined in the Credit Agreement. The Borrower is subject to a commitment fee of between .175 — .35%, and letter of credit fees between 1-2% based on the Company’s Consolidated Leverage Ratio. These interest charges and fees represent lower costs as compared to those under the prior credit facility. The Borrower can prepay all or a portion of any committed loans from time to time during the term of the Credit Agreement and reborrow up to the aggregate commitments. The maturity date of the Credit Agreement is June 30, 2012.
     The Credit Agreement contains certain restrictive covenants, including financial covenants to maintain the Company’s consolidated interest coverage ratio not less than 2.00:1.00 in each period of four trailing fiscal quarters; consolidated leverage ratio not greater than 3:25:1.00 in any four quarters prior to the incurrence of subordinated debt in an amount equal to or greater than $25 million, and 4.00:1.00 for any four quarters after such incurrence; and consolidated senior leverage ratio greater than 2.50:1.00 in any four quarters after incurring subordinated debt or senior unsecured debt equal to or greater than $25 million. There are also additional restrictions, including other indebtedness, liens, fundamental changes, disposition of property, restricted payments and investments.
     The Borrower’s subsidiaries, other than Sunesys, Inc. and Sunesys of Virginia, Inc., are guarantors under the Credit Agreement. The Company has made a commitment to seek the necessary regulatory approvals to permit Sunesys, Inc. and Sunesys of Virginia, Inc. to become guarantors under the Credit Agreement.

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     The Credit Agreement is secured by a pledge of all the equity securities and interests of the Company’s U.S. subsidiaries, up to 66 2/3% of the equity interests of the Company’s Mexican and Canadian subsidiaries, and substantially all of the Company’s assets.
     Using proceeds from borrowings under the Credit Agreement, the Company repaid loans in the aggregate amount of $83.6 million outstanding as of June 30, 2006 under its previous credit facility and terminated such amended and restated credit facility. As a result of the entry into the new Credit Agreement and refinancing of the previous credit facilities, the Company expects to record a non-cash charge in the second quarter of 2006 of approximately $4.3 million related to the write-off of deferred financing costs.
     This summary of the terms of the Credit Agreement is qualified in its entirety by reference to the complete text of the form of the Credit Agreement and form of Guaranty, each of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.
     The Company issued a press release describing the entry into the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
99.1	Form of Credit Agreement, dated as of June 30, 2006, among InfraSource Incorporated, as borrower, InfraSource Services, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, Lasalle Bank National Association and National City Bank as Co-Documentation Agents, and other lenders party thereto.
99.2	Form of Guaranty, dated as of June 30, 2006 among the Guarantors identified on the signature page, in favor of Bank of America, N.A., as administrative agent for itself and the other lenders under the Credit Agreement.
99.3	Press Release, issued June 30, 2006, by InfraSource Services, Inc.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFRASOURCE SERVICES, INC. (Registrant)
	By:	Deborah C. Lofton
Date: July 3, 2006		Name	Deborah C. Lofton
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX
99.1	Form of Credit Agreement, dated as of June 30, 2006, among InfraSource Incorporated, as borrower, InfraSource Services, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, Lasalle Bank National Association and National City Bank as Co-Documentation Agents, and other lenders party thereto.
99.2	Form of Guaranty, dated as of June 30, 2006, among the Guarantors identified on the signature page, in favor of Bank of America, N.A., as administrative agent for itself and the other lenders under the Credit Agreement.
99.3	Press Release, issued June 30, 2006, by InfraSource Services, Inc.